Exhibit 10.1

MATERIALISE NV

2007 Stock Warrant Plan

Article 1 – Definitions and interpretation

The following provisions shall have the following meanings for the purposes of this Plan and the Stock Warrant Agreement.

“Shares”:

Common shares of the company consisting of Class B shares or, in case of a capital reorganization of the company, the shares of the class into which the common shares are to be converted;

“Stock warrant”:

A warrant issued by the company that grants the selected participant the right to acquire/subscribe to a share in accordance with the Plan and the Stock Warrant Agreement;

“Stock Warrant Agreement”:

The agreement between the selected participant and the company, which may set forth specific conditions and include the supplementary provisions regarding the stock warrants in question, taking into account that these conditions and provisions cannot be incompatible with the provisions of the Plan;

“Stock warrant price”:

The price, if any, that the selected participant must pay to the company for acquisition of the stock warrant itself;

“Stock Warrant Plan” or “Plan”:

The current Plan;

“Beneficiary”:

A person validly designated by the selected participant, specifically his/her spouse or legal heirs, to exercise the rights of the selected participant under the Plan and the Stock Warrant Agreement after the death of the selected participant. The designation, revocation and redesignation of a beneficiary must be performed in written form in compliance with applicable laws. In the absence of any valid designation, the heirs of the selected participant will be deemed to be the beneficiaries in conformity with applicable inheritance laws. If there are multiple heirs, all heirs acting in concert or one person designated by the heirs acting jointly shall be deemed to be the beneficiary;

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Director”:

A member of the Management Board of the company or of an affiliated company;

“Consultant”:

A natural person or legal entity, that is not a member of the staff, that supplies services to the company or to an affiliated company;

“Date of termination of the employment agreement, consultancy agreement or director’s term of office”:

The date of the notification of the termination of the employment agreement, consultancy agreement or director’s term of office, for whatever reason, with the exception of termination of the employment agreement that is immediately followed by the signing of a new employment agreement or of a consultancy agreement by the company or with an affiliated company, and with the exception of the termination of a consultancy agreement immediately followed by the signing of a new consultancy agreement with the company or an affiliated company;

“Date of Grant”:

The date on which the stock warrant is offered to a selected participant in accordance with the Plan;

“Definitively acquired stock warrants – Definitive acquisition”:

Stock warrants that have been definitively acquired by the selected participant and are therefore exercisable in accordance with the conditions provided in the Plan and the Stock Warrant Agreement, without prejudice to the possibility that the stock warrants may become null and void or may have to be returned in cases where they cannot be or can no longer be exercised under certain conditions;

“Selected participant”:

A director, staff member or consultant to whom stock warrants have been granted in accordance with the Plan;

“Ratification date”:

The date on which the stock warrants are issued by the general shareholders’ meeting of the company;

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“Notification”:

A letter sent to the official residence or registered office of the addressee by means of (i) a courier with proof of receipt or (ii) a registered letter or (iii) an e-mail with a “read receipt”. The date of the notification is (i) the fifth day after the date on which the courier service was sent or, failing that, (ii) the fifth day following the date of the registered letter (iii) the fifth day following the sending of the e-mail;

“Transfer – transferred”:

Any transaction between living persons contemplating a sale, purchase, grant or acceptance of warrants, exchange, relinquishment, contribution to a company, transfer in any manner whether or not for compensation, the making of any payment or provision of any pledge, or the acceptance of any payment or pledge, or in general any agreement with the object of an immediate or future transfer of ownership;

“Staff member”:

A staff member of the company or of an affiliated company who is employed on the basis of an employment agreement for an indefinite term;

“Management Board”:

The Board of Directors of the company:

“Exercise period”:

The period during which the selected participant may exercise the stock warrants granted to him/her, if and to the extent that the stock warrants are exercisable in accordance with the conditions provided in the Plan and in the Stock Warrant Agreement and in any other agreement existing between the selected participant and the company;

“Strike price”:

The price at which each share subject to a stock warrant can be acquired/subscribed to when the stock warrant is exercised;

“Company”:

MATERIALISE N.V., with a registered office at Technologielaan 15, 3001 Leuven;

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“Affiliated company”:

Any company or entity that is directly or indirectly controlled by the company within the meaning of Article 5 of the Belgian Company Code

Except insofar as the context otherwise requires (i) terms used in the plural encompass the singular and vice-versa, and (ii) terms used in the masculine gender encompass the feminine gender and vice-versa.

Article 2 – Goal of the Plan

This Stock Warrant Plan describes the general terms and conditions of the stock warrants that the company plans to grant to certain directors, certain staff members and perhaps certain consultants.

The goal of the Plan is to realize the following corporate and human resources objectives:

(i)	To incentivize and motivate the selected participant;

(ii)	To allow the company and its affiliated companies to attract staff members, consultants and directors with the necessary experience and skills;

(iii)	To link the interests of the selected participant more closely to those of the shareholders of the company and the affiliated companies by giving them the opportunity to have a share in the growth of the company’s value.

Article 3 – Type and number of shares

3.1	A total of 100,000 stock warrants will be issued.

The stock warrants will be identified as “2007 Stock Warrants”.

3.2	Each stock warrant will permit the selected participant to acquire one (1) share of stock in the company, which will have the same rights and obligations as the other Class B shares of stock in the company.

The shares that will be issued upon exercise of the stock warrant will be entitled to a prorated share of the profits of the year in which they are issued, in the same proportion as the existing shares.

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A share represents the same fraction of the capital of the company as the other shares of the company.

3.3	At the time of the exercise of the stock warrants and the issuing of the shares, the company will decide whether or not it will waive the “reduced withholding” (“VVPR”) statute of the new shares to be issued.

Article 4 – Administration

The Management Board is authorized, within the limits of the Plan provisions and insofar as its decisions are consistent with the goal of the Plan:

(i)	To determine which categories of selected participants are eligible to participate in the Plan;

(ii)	To choose the selected participants and to determine to whom the stock warrants will be granted;

(iii)	To determine the number of stock warrants that will be granted to a selected participant;

(iv)	To determine the conditions under which the stock warrants will be granted to a selected participant;

(v)	To determine the conditions under which the stock warrants shall become definitively acquired stock warrants;

(vi)	If necessary, to adopt and implement a sub-plan for each jurisdiction in which the selected participants work and/or reside that reflects the specific changes that have to be made to the Plan, or that are necessary in accordance with the statutory regulations of that jurisdiction;

(vii)	To stipulate, define and/or interpret all rules, regulations and whatever other standards are necessary or advisable for the administration of the Plan or any applicable sub-plan.

Article 5 – Grant of the stock warrants

5.1 Qualifying persons

Within the limits set forth in the Plan, stock warrants can be granted to selected participants at any time.

At least 85% of the stock warrants must be granted to staff members, however.

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5.2 Stock Warrant Agreement

The grant of stock warrants in accordance with Article 5.1 will be regulated in a Stock Warrant Agreement that must be signed by the selected participant in order to confirm his/her acceptance of the conditions. The Stock Warrant Agreement will state the date of grant of the stock warrants, the number of stock warrants granted, the rules governing the definitive acquisition of the stock warrants, the stock warrant price (if any), the term of the stock warrants, the strike price and any other relevant fact and/or condition.

A selected participant can accept the stock warrants granted to him/her within thirty (30) days following the date of grant. This acceptance must be made in writing using the form provided by the company for this purpose. If a stock warrant is accepted in this way, the stock warrant will be deemed to be granted to the person in question. If a selected participant does not accept the stock warrants granted to him/her in accordance with the above provisions, then he/she will be deemed to have declined the offer of stock warrants for contractual purposes, but not for the purposes of Belgian taxation, and the declined stock warrants will again be at the company’s disposal for any other future grant to other selected participants. For Belgian tax purposes, however, it is important for the selected participant who does not wish to accept the stock warrants to also explicitly refuse the offer using the form that is provided by the company for this purpose, in order to avoid a tax charge on the offered stock warrants.

Article 6 – Conditions of the stock warrants

6.1 Stock warrant price

The selected participants will not owe any stock warrant price to the company when the stock warrants are granted, unless the Stock Warrant Agreement provides otherwise.

6.2 Strike price

The strike price per stock warrant will be determined at the time when the stock warrants are granted to a selected participant.

If the shares of the company are not listed or traded on a stock exchange on the date of grant, then the strike price must be at least equal to the actual value of the shares, as determined by the Management Board of the company based on the certified advice of the statutory auditor of the company or of a registered auditor hired for these purposes by the Management Board, if there is no statutory auditor. Moreover, in this case, the strike price must be at least equal to the book value of the existing shares as shown by the most recent annual accounts of the company that have been completed and ratified by the authorized management body prior to the date of grant.

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If the shares of the company are listed or traded on a stock exchange as of the date of grant, then the strike price must, at the discretion of the Management Board, be at least equal to (a) the closing price on the last day prior to the date of grant or (b) the average of the stock price as listed on the stock market for the last thirty (30) days or any other relevant period prior to the date of grant.

The strike price must be posted as capital in an amount equal to the par value of the existing shares of the company. The amount in excess of the par value must be recorded as an issue premium that, as if capital, will comprise a third-party guarantee, and that will be recorded in an non-disposable account that can be diminished or written off only by a resolution of the general shareholders’ meeting deliberating in accordance with the rules applicable for a capital decrease.

6.3 Term of the stock warrants

The term of the stock warrants shall be eight years from the date of ratification.

6.4 Registered type

The stock warrants shall be registered and shall be entered in the register of selected participants that will be kept at the registered office of the company. The stock warrants cannot be converted into bearer stock warrants.

6.5 Rights as a shareholder

As long as no stock warrants are exercised, the selected participant is not a shareholder, nor will he/she enjoy any privileges normally reserved for a shareholder.

6.6 Conformity with financial regulations

The company is entitled to postpone the transfer of the shares of the company at its discretion, if this is necessary to comply with applicable regulations or provisions of whatever type, including but not limited to the initial public offering, registration and other obligations with regard to the shares of the company, as the company may deem appropriate.

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Article 7 – Change to the capital structure of the company – Exercise of the stock warrants in accordance with the law

7.1 Change to the capital structure of the company

Contrary to Article 501 of the Belgian Company Code, the company expressly reserves the right to make all decisions and enter into all transactions that might have an impact on its capital, the distribution of profits or the distribution of the net assets after liquidation, or that might influence the rights of the selected participants in another way, unless the sole goal of these decisions and transactions is to reduce the benefits of such rights.

If the rights of the selected participants are affected by such a decision or transaction, then the selected participant will not have a right to any change in the strike price, to any change in the exercise conditions or to any other form of (financial or other) compensation. However, the Management Board, at its discretion, may make certain changes to (i) the number of shares that are related to one stock warrant or to (ii) the strike price. The respective selected participant will be notified in written form about this change as soon as reasonably possible.

In case of a merger, split or stock split of the company, the rights of the outstanding stock warrants and/or the strike price of the stock warrants shall be adjusted in accordance with the conversion ratio that is applicable to the other shareholders with reference to the merger, split or stock split.

7.2 Exercise of the stock warrants in accordance with the law

If a stock warrant that is not exercisable or that cannot be exercised in accordance with the issuing conditions (as stipulated in the Plan, the applicable sub-plan or the Stock Warrant Agreement) becomes exercisable prematurely on the basis of Article 501 of the Belgian Company Code and on this basis is also exercised in accordance with this article, then the shares acquired on the basis of the exercise of the stock warrant shall not be transferable, unless explicitly consented to by the company, until the time that the stock warrant would have become exercisable in accordance with the Plan and the Stock Warrant Agreement.

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Article 8 – Transfer of the stock warrants

8.1 Death

In the event of the death of a selected participant, the stock warrants definitively acquired – as of the time of death – (as defined in Article 9.1 below) shall be transferred to the beneficiary of the selected participant and the definitively acquired stock warrants will remain exercisable at that time and under the conditions provided in the Plan and the Stock Warrant Agreement.

8.2 Transferability of the stock warrants

With the exception of the transfer stipulated in Article 8.1, the stock warrants cannot be transferred by a selected participant once the stock warrants are granted to a selected participant.

Article 9 – Exercise of the stock warrants

Stock warrants can only be exercised during an exercise period (as stipulated below in Article 9.2) on the condition that and to the extent that they have become definitively acquired stock warrants and have also become exercisable (in accordance with Article 9.1 stipulated below) for a stipulated exercise period.

9.1 Definitive acquisition and exercisability of the stock warrants

9.1.1 General rules regarding the definitive acquisition of the stock warrants

Unless otherwise provided in the Stock Warrant Agreement, the stock warrants granted to a selected participant shall become definitively acquired stock warrants in the following tranches: 25% on October 1 of the fourth calendar year after the calendar year of the date of grant; 25% on October 1 of the fifth calendar year after the calendar year of the date of grant; 25% on October 1 of the sixth calendar year after the calendar year of the date of grant; and 25% on October 1 of the seventh calendar year after the calendar year of the date of grant; and in each case this is on condition that the beneficiary of the stock warrants at the time of the exercisability has not given or received any notice of termination for reasons other than having reached the authorized retirement age. If the above tranches result in a number with digits following the decimal point, then the number of stock warrants that will be definitively acquired will be the number obtained after rounding of the number by applying the above percentages to the lower round number.

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9.1.2 Exercisability of the stock warrants

Unless otherwise provided in the Stock Warrant Agreement, the stock warrants can be exercised for the first time during the first exercise period following the date on which they have become definitively acquired stock warrants in accordance with what is provided above under 9.1.1.

Unless otherwise provided in the Stock Warrant Agreement, the selected participant is permitted to exercise between 0% and 100% of the definitively acquired stock warrants during any exercise period.

9.1.3 Consequences of a termination of the employment agreement, consultancy agreement or director’s term of office

In accordance with the provisions of the Plan and the Stock Warrant Agreement, and without prejudice to the provisions of the following paragraphs and unless otherwise provided in the Stock Warrant Agreement, in case of termination the selected participant may exercise the definitively acquired stock warrants, if he/she wishes, only during the first exercise period following the date of termination of his/her employment agreement, provided the employment agreement was terminated for reasons other than just cause, or following the date of termination of the consultancy agreement, provided the consultancy agreement was terminated for reasons other than breach of contract, or following the termination of the director’s term of office, provided the director’s term of office was terminated for reasons other than just cause.

Unless otherwise provided in the Stock Warrant Agreement, in case of termination of the selected participant’s employment agreement, consultancy agreement or director’s term of office for just cause or breach of contract, all stock warrants will become automatically null and void and/or non-exercisable, regardless of whether or not they are definitively acquired stock warrants.

The stock warrants that are granted to a selected participant will become no longer definitively acquired as from the date of written notification of the termination of the employment agreement, consultancy agreement or director’s term of office.

9.1.4 Consequences of statutory retirement, death or permanent work disability

In case of termination of the employment agreement, consultancy agreement or director’s term of office as a consequence of statutory retirement, death or permanent work disability, all definitively acquired stock warrants shall remain exercisable during the remaining term of the stock warrants, in accordance with the provisions of the Plan and the Stock Warrant Agreement.

All stock warrants that are not definitively acquired as of the date of notification of the termination of the employment agreement, consultancy agreement or director’s term of office shall become null and void and non-exercisable.

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9.1.5 Change of control - “put” option

If someone should make a tender to the company to acquire control (as defined in Article 38 of the Royal Decree of November 8, 1989), the holders of Class A shares that accept the tender shall make their offer contingent upon the agreement by the potential buyer to purchase all or some of the Class B shares on the same terms and conditions.

9.16 Call option

If someone should make a tender to the company to acquire control (as defined in Article 38 of the Royal Decree of November 8, 1989), the holders of Class A shares (hereinafter referred to as the “Class A Shareholders”) shall possess a call option to the granted stock warrants, with the result that the stock warrants will become definitively acquired ahead of time and that the selected participants shall be compelled to exercise them immediately. In order to exercise the call option validly, the Class A shareholders must send a notification to the warrant holders. The early exercise period shall commence upon receipt of this notification and shall run for a period of 30 days after its receipt.

If the stock warrants are not exercised during this special exercise period, they shall be no longer valid and shall expire.

9.2 Exercise period

Definitively acquired stock warrants that are exercisable can only be exercised during the 30 days following the definitive acquisition of the stock warrants.

Every exercise period shall be closed on the last day of the respective exercise period.

The Management Board may decide to provide for an additional exercise period.

9.3 Partial exercise

Exercisable stock warrants can be exercised separately or together with other stock warrants. However, a stock warrant cannot and may not be exercised in relation to fractional shares.

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9.4 Exercise procedure

An exercisable stock warrant will be deemed to have been exercised upon receipt by the legal department, no later than the last day of the exercise period, of:

(i)	A notification given by the selected participant stating that the stock warrant or a certain number of stock warrants is being exercised.

(ii)	Receipt of full payment of the strike price, within the same ongoing Exercise Period for the number of shares as stated above in the notification under (i), by means of bank transfer to an account of the company, the account number of which will be communicated by the company.

(iii)	Proper evidence of the right of the person or persons to exercise the stock warrant, if a stock warrant is exercised by a person or certain persons other than a selected participant.

(iv)	Declarations and documents that the Management Board may desire or may deem necessary in order to comply with all applicable statutory and regulatory provisions, which the Management Board consequently demands to have submitted.

9.5 Conditions for the issuing of shares

9.5.1	The company shall only be compelled to issue the shares as the result of the exercise of the stock warrants after all conditions as stipulated under Article 9.4 above have been fulfilled.

9.5.2	The shares will be issued within thirty (30) days after the close of the exercise period in which the stock warrants were exercised. The Management Board or two members of the Management Board will have the capital increase recorded by a notary in accordance with the Belgian Company Code.

9.5.3	If applicable and necessary, the company will apply for admission to the respective stock market so that the shares can be publicly traded on the stock market.

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Article 10 – Miscellaneous provisions

10.1 Taxes and treatment under social security

The company or an affiliated company shall be entitled, in accordance with applicable laws or customary practices, to perform withholding on the cash salary or compensation of the month in which the taxable event occurs or on the cash salary or compensation of any other subsequent month, and/or the selected participant shall be obligated to pay to the company or to the affiliated company (if the company or affiliated company requests this) the amount of any tax and/or social security contributions owed or payable on account of the grant, the definitive acquisition or the exercise of the stock warrants or owed or payable in connection with the delivery of the shares.

The company or the affiliated company will be entitled, in compliance with applicable laws or customary practices, to perform the necessary reporting required as a consequence of the grant of the stock warrants, their definitive acquisition, their exercisability or the delivery of the shares.

10.2 Costs

Stamp taxes, stock transaction taxes and similar levies and taxes incurred upon exercise of the stock warrants and/or delivery of the new shares shall be borne by the selected participants.

Costs for the issuing of the stock warrants or the issuing of the shares shall be at the expense of the company.

10.3 Applicable law and competent courts and tribunals

The Plan is governed by the laws of Belgium. Disputes shall fall under the exclusive jurisdiction of the courts and tribunals of Leuven.

Stock warrants granted under the Plan shall be governed and interpreted in conformity with the laws of Belgium.

10.4 Notifications

Every notification to a selected participant shall be made to the address and e-mail address, if available, reported in the register of selected participants. Every notification to the company, an affiliated company or the Management Board will be validly made to the address of the registered office of the company as stated in the Stock Warrant Agreement. Changes of address or e-mail address must be communicated in accordance with this provision. If a change of address is not communicated in conformity with this provision, a notification shall be deemed given in a proper manner if it was given at the address reported in the register of selected participants.

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10.5 In connection with employment agreement, consultancy agreement or director’s term of office

Notwithstanding any provision of the Plan, the rights and obligations of any individual or entity as stipulated under the provisions of his/her director’s term of office, employment agreement or consultancy agreement entered into with the company or an affiliated company shall not be affected by his/her participation in the Plan or by any right that he/she may have to participate in it. An individual to whom, or an entity to which, stock warrants are granted in accordance with the Plan shall have no right to indemnification or compensation as a result of the termination, for any reason whatsoever, of his term of office, employment agreement or consultancy agreement entered into with the company or an affiliated company, insofar as these rights might arise or be able to arise based on the termination of the rights that he/she might have or the claims that he/she might be able to assert concerning the exercise of the stock warrant in accordance with the Plan due to the termination of such an agreement or on account of the loss or impairment of the rights or benefits.

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